Exhibit 99.1

MARTIN MARIETTA REPORTS RECORD

FOURTH-QUARTER AND FULL-YEAR 2021 RESULTS

Set Full-Year Records for Revenues, Profitability and Safety Performance

Delivered Full-Year 2021 Adjusted EBITDA Exceeding $1.5 Billion

Stronger Product Demand Experienced Enterprise-Wide;

Organic Aggregates Shipments Increased 9 Percent in Fourth Quarter and 4 Percent for Full Year

Accelerating Demand and Pricing Momentum Underpin 2022 Guidance

RALEIGH, N.C. (February 10, 2022) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the fourth quarter and year ended December 31, 2021.

Highlights include:

(Financial highlights are for continuing operations)

	Quarter Ended December 31,		Year Ended December 31,
(in millions, except per share)	2021	2020	2021	2020
Products and services revenues [1]	$1,404.9	$1,110.9	$5,084.7	$4,432.1
Building Materials business	$1,337.3	$1,054.1	$4,810.0	$4,211.2
Magnesia Specialties	$67.6	$56.8	$274.7	$220.9
Total revenues [2]	$1,496.4	$1,179.6	$5,414.0	$4,729.9
Gross profit	$346.7	$325.4	$1,348.4	$1,252.8
Adjusted gross profit [3]	$361.6	$325.4	$1,379.0	$1,252.8
Earnings from operations [7]	$210.0	$240.6	$973.8	$1,005.4
Adjusted earnings from operations [4,7]	$264.7	$240.6	$1,062.3	$1,005.4
Net earnings from continuing operations attributable to Martin Marietta [7]	$156.3	$183.0	$702.0	$721.0
Adjusted EBITDA [5,7]	$393.7	$335.1	$1,528.5	$1,392.8
Earnings per diluted share from continuing operations [7]	$2.49	$2.93	$11.21	$11.54
Adjusted earnings per diluted share from continuing operations [6,7]	$3.15	$2.93	$12.28	$11.54

[1]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[2]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[3]

Fourth-quarter and full-year 2021 adjusted gross profit excludes an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. See Appendix to this earnings release for a reconciliation to reported gross profit under generally accepted accounting principles (GAAP).

[4]

Fourth-quarter and full-year 2021 adjusted earnings from operations exclude an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and acquisition-related expenses. See Appendix to this earnings release for a reconciliation to reported earnings from operations under GAAP.

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[5]

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization; the earnings/loss from nonconsolidated equity affiliates; acquisition-related expenses; and an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.

[6]

Fourth-quarter and full-year 2021 adjusted earnings per diluted share from continuing operations excludes charges for the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and acquisition-related expenses. See Appendix to this earnings release for a reconciliation to reported earnings per diluted share from continuing operations under GAAP.

[7]

Full-year 2021 earnings from operations, adjusted earnings from operations, net earnings from continuing operations attributable to Martin Marietta, Adjusted EBITDA, earnings per diluted share from continuing operations and adjusted earnings per diluted share from continuing operations included $21.6 million, $21.6 million, $16.5 million, $21.6 million, $0.26 per diluted share and $0.26 per diluted share, respectively, of gains on surplus land sales and divested assets. Full-year 2020 earnings from operations, adjusted earnings from operations, net earnings from continuing operations attributable to Martin Marietta, Adjusted EBITDA, earnings per diluted share from continuing operations and adjusted earnings per diluted share from continuing operations included $69.9 million, $69.9 million, $54.1 million, $69.9 million, $0.87 per diluted share and $0.87 per diluted share, respectively, of gains on surplus land sales and divested assets. These gains were nonrecurring in nature.

Ward Nye, Chairman and CEO of Martin Marietta, stated, “By nearly all measures, 2021 was a momentous period of growth for Martin Marietta. We made tremendous progress on our SOAR 2025 initiatives and delivered the most profitable and safest year in our Company’s history. Notably, 2021 marked ten years of consecutive growth for consolidated products and services revenues, adjusted gross profit, Adjusted EBITDA and adjusted earnings per diluted share. We also successfully completed $3.1 billion in value-enhancing acquisitions, thereby expanding our geographic footprint and product offerings in multiple attractive high-growth markets. These accomplishments are a testament to our team’s commitment to Martin Marietta’s vision and strategic priorities and further position our Company for continued success in 2022 and beyond.

“As we look forward, Martin Marietta is poised to capitalize on the favorable demand trends and market fundamentals across our key geographies. Building on attractive fourth-quarter momentum, we anticipate that both public and private construction activity will accelerate for the first time since our industry’s product shipment  peak in 2005. Enhanced federal- and state-level surface transportation investment, single-family housing strength, and notable heavy industrial projects should drive robust product demand in 2022. These trends, combined with a light nonresidential recovery and incremental federal funding from the recently enacted Infrastructure Investment and Jobs Act, further support growing construction activity. Importantly, Martin Marietta has the ability and capacity to supply these needed products and, supported by our locally-led pricing strategy, will do so in a manner that emphasizes value over volume.”

Mr. Nye concluded, “We are confident in our ability to benefit from these favorable macroeconomic trends as Martin Marietta builds the safest, best performing and most durable aggregates-led public company. With a steadfast commitment to employee health and safety, commercial and operational excellence, sustainable business practices and execution of our strategic plan, we are confident in Martin Marietta’s opportunities to continue to deliver industry-leading safety, operational and financial performance. As we SOAR to a Sustainable Future, we look forward to extending our long track record of disciplined growth and enhancing stakeholder value.”

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Fourth-Quarter Operating and Financial Results

(All operating and financial results are for continuing operations and comparisons are versus the prior-year fourth quarter, unless otherwise noted)

Building Materials Business

The Building Materials business achieved record fourth-quarter products and services revenues of $1.3 billion, a 26.9 percent increase, and record product gross profit of $318.4 million, a 6.6 percent increase. The business experienced strong shipment levels across all product lines and primary end-use markets, aided, in part, by weather conditions that extended 2021 construction activity. Pricing also increased across all product lines.

As previously announced, on October 1, 2021, the Company completed the acquisition of Lehigh Hanson, Inc.’s West Region business (“Lehigh West Region”), which included a portfolio of 17 active aggregates quarries, two cement plants with related distribution terminals, and targeted downstream operations, predominantly in California and Arizona. Lehigh West Region’s aggregates, asphalt and Arizona ready mixed concrete businesses are reported within the Company’s West Group. The remainder of the Lehigh West Region’s operations, namely the cement and California ready mixed concrete businesses, are classified as assets held for sale/discontinued operations. The Company is actively exploring strategic alternatives for these businesses.

Aggregates

Fourth-quarter organic aggregates shipments increased 9.3 percent, reflecting growing product demand that overcame continued contractor and transportation-related capacity constraints. Organic pricing increased 2.8 percent, in line with management’s previously stated expectations.

Total aggregates shipments, including acquired operations, grew 19.7 percent. Acquired operations have selling prices below the Company’s average, which limited overall pricing growth to 1.4 percent.

By segment:

♦

East Group total shipments increased 13.8 percent and benefitted from robust construction activity across all three primary end-use markets and volume from the acquired Minnesota-based Tiller operations. Pricing, inclusive of acquisitions, decreased slightly. On a mix-adjusted basis, East Group pricing grew 2.7 percent.

♦

West Group total shipments increased 30.5 percent from strong underlying demand in both Texas and Colorado and shipments from newly-acquired operations. Pricing increased 6.1 percent, or 2.6 percent on a mix-adjusted basis, driven by improving long-haul shipments from higher-priced distribution yards.

Fourth-quarter aggregates product gross margin decreased 450 basis points to 26.2 percent, driven primarily by $15.3 million in higher diesel costs and a $13.4 million increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. Excluding the impact of acquisition accounting, adjusted aggregates product gross margin was 27.9 percent.

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Cement

Texas cement shipments increased 0.3 percent to nearly 1.1 million tons, a quarterly record. Large and diversified projects, coupled with improving demand for specialty oil-well cement products, offset one less shipping day relative to the prior-year quarter. Pricing grew 11.6 percent, or 9.9 percent on a mix-adjusted basis, reflecting favorable Texas market dynamics. Cement product gross margin declined 350 basis points to 41.0 percent as higher energy and raw materials costs outpaced shipment and pricing gains.

Downstream businesses

Organic ready mixed concrete shipments increased 8.3 percent, reflecting the healthy Texas and Colorado demand environment. Organic pricing grew 3.3 percent, supported by mid-year price increases in Texas. Inclusive of the acquired Arizona operations, ready mixed concrete shipments and pricing increased 18.9 percent and 3.1 percent, respectively. Product gross margin declined 70 basis points to 8.0 percent, driven by higher raw material and diesel costs.

Favorable winter weather conditions in Colorado contributed to a 15.8 percent increase in organic asphalt shipments. Organic pricing increased 7.1 percent. Including the acquired Tiller and Lehigh West Region operations, total asphalt shipments and pricing increased 211.5 percent and 9.0 percent, respectively. Asphalt and paving products and services gross margin decreased 650 basis points to 11.6 percent, driven by higher raw material costs and a $1.5 million increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. Excluding the impact of acquisition accounting, adjusted products and services gross margin was 12.5 percent.

Magnesia Specialties Business

Magnesia Specialties fourth-quarter product revenues increased 18.8 percent to a record $67.6 million, reflecting robust domestic and global demand. Product gross margin declined 440 basis points to 38.4 percent as higher energy, raw material and contract services costs offset revenue growth.

Consolidated

Fourth-quarter other nonoperating expenses, net, included $7.4 million in 2021 and $5.9 million in 2020 to finance third-party railroad maintenance. In exchange, the Company received a federal income tax benefit of $9.2 million and $7.3 million, respectively.

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Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities was $1.14 billion in 2021, an all-time record, compared with $1.05 billion in 2020.

Cash paid for property, plant and equipment additions was $423.1 million.

On October 1, 2021, the Company completed its acquisition of Lehigh West Region for $2.3 billion in cash. The acquisition was primarily financed using proceeds from the July 2021 issuance of publicly traded debt.

The Company returned $147.8 million to shareholders through dividend payments in 2021. Since announcing a 20 million share repurchase authorization in February 2015, the Company has returned over $1.9 billion through a combination of dividends and share repurchases.

The Company had $258.9 million of cash, cash equivalents and restricted cash on hand and nearly $1.2 billion of unused borrowing capacity on its existing credit facilities as of December 31, 2021.

Full-Year 2022 Guidance

Martin Marietta remains confident that favorable pricing dynamics will continue, supported by the Company’s locally-driven pricing strategy, and attractive underlying fundamentals and long-term secular growth trends in its key geographies should drive multi-year growth in construction materials.

Full-year guidance excludes the businesses classified as discontinued operations.

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2022 GUIDANCE
(Dollars in millions)	Low *	High *
Consolidated
Products and services revenues [1]	$5,780	$5,980
Gross profit	$1,575	$1,695
Selling, general and administrative expenses (SG&A)	$405	$415
Interest expense	$165	$170
Estimated tax rate (excluding discrete events)	21%	22%
Net earnings from continuing operations attributable to Martin Marietta	$805	$915
Adjusted EBITDA [2]	$1,700	$1,800
Capital expenditures	$525	$550

Building Materials business
Aggregates
Organic volume % growth [3]	1.0%	4.0%
Volume % growth [4]	7.0%	10.0%
Organic average selling price per ton (ASP) % growth [5]	5.0%	8.0%
Total ASP growth [6]	5.0%	8.0%
Products and services revenues	$3,465	$3,570
Gross profit	$1,080	$1,150

Cement
Products and services revenues	$540	$565
Gross profit	$190	$210

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,925	$2,000
Gross profit	$200	$220

Magnesia Specialties
Products and services revenues	$270	$280
Gross profit	$105	$115

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	Consolidated products and services revenues exclude $420 million to $435 million related to estimated interproduct sales and exclude freight revenues.
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.
[3]	Organic volume % growth range is for organic aggregates shipments, inclusive of internal tons, and is in comparison with 2021 organic shipments of 192.9 million tons.
[4]	Total volume % growth range is for total aggregates shipments, inclusive of internal tons and acquired operations, and is in comparison with total 2021 shipments of 201.2 million tons.
[5]	Organic ASP % growth range is for organic aggregates average selling price and is in comparison with 2021 organic ASP of $15.21 per ton.
[6]	Total ASP growth is for total aggregates average selling price, inclusive of acquired operations, and is in comparison with 2021 total ASP of $15.08 per ton.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its fourth-quarter and full-year 2021 earnings results on a conference call and an online webcast today (February 10, 2022). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. For those investors without online web access, the conference call may also be accessed by dialing (970) 315-0423, confirmation number 1786214. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted 2021 Supplemental Information on the Investors section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future

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events or future operating or financial performance. Any or all of the Company’s forward-looking statements here and in other publications may turn out to be wrong.

Fourth-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the fluctuations in COVID-19 cases in the United States and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which it does business, its suppliers, customers or other business partners as well as on its employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Florida, Iowa, Minnesota and Maryland; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending, particularly in Texas and West Virginia; increasing residential mortgage interest rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices, including acquisitions or divestitures, that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2020, Martin Marietta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and other periodic filings made with the SEC. All of the Company’s forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of its forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020
Products and services revenues	$1,404.9	$1,110.9	$5,084.7	$4,432.1
Freight revenues	91.5	68.7	329.3	297.8
Total Revenues	1,496.4	1,179.6	5,414.0	4,729.9

Cost of revenues - products and services	1,058.8	784.7	3,735.7	3,175.6
Cost of revenues - freight	90.9	69.5	329.9	301.5
Total cost of revenues	1,149.7	854.2	4,065.6	3,477.1
Gross Profit	346.7	325.4	1,348.4	1,252.8

Selling, general and administrative expenses	102.9	84.9	351.0	305.9
Acquisition-related expenses, net	39.8	0.2	57.9	1.3
Other operating income, net	(6.0)	(0.3)	(34.3)	(59.8)
Earnings from Operations	210.0	240.6	973.8	1,005.4

Interest expense	42.8	28.4	142.7	118.1
Other nonoperating (income) and expenses, net	(0.7)	3.9	(24.4)	(2.0)
Earnings from continuing operations before income tax expense	167.9	208.3	855.5	889.3
Income tax expense	11.6	25.3	153.2	168.2
Earnings from continuing operations	156.3	183.0	702.3	721.1
Earnings from discontinued operations, net of income tax expense	0.5	—	0.5	—
Consolidated net earnings	156.8	183.0	702.8	721.1
Less: Net earnings attributable to noncontrolling interests	—	—	0.3	0.1
Net Earnings Attributable to Martin Marietta	$156.8	$183.0	$702.5	$721.0

Net earnings per common share attributable to common shareholders:
Basic from continuing operations	$2.50	$2.94	$11.25	$11.56
Basic from discontinued operations	$0.01	$—	$0.01	$—
Basic	$2.51	$2.94	$11.26	$11.56

Diluted from continuing operations	$2.49	$2.93	$11.21	$11.54
Diluted from discontinued operations	$0.01	$—	$0.01	$—
Diluted	$2.50	$2.93	$11.22	$11.54

Weighted-average common shares outstanding:
Basic	62.4	62.3	62.4	62.3
Diluted	62.7	62.5	62.6	62.4

Dividends per common share	$0.61	$0.57	$2.36	$2.24

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2021	2020	2021	2020
Total revenues:
Building Materials business:
East Group	$588.7	$483.3	$2,303.0	$1,949.1
West Group	834.1	633.9	2,812.3	2,538.1
Total Building Materials business	1,422.8	1,117.2	5,115.3	4,487.2
Magnesia Specialties	73.6	62.4	298.7	242.7
Total	$1,496.4	$1,179.6	$5,414.0	$4,729.9

Gross profit:
Building Materials business:
East Group	$179.6	$159.9	$721.6	$619.4
West Group	140.3	138.9	518.3	540.4
Total Building Materials business	319.9	298.8	1,239.9	1,159.8
Magnesia Specialties	25.0	23.4	106.5	85.5
Corporate	1.8	3.2	2.0	7.5
Total	$346.7	$325.4	$1,348.4	$1,252.8

Selling, general and administrative expenses:
Building Materials business:
East Group	$27.5	$25.2	$104.6	$99.2
West Group	41.5	35.5	142.6	135.7
Total Building Materials business	69.0	60.7	247.2	234.9
Magnesia Specialties	3.8	3.7	14.9	14.1
Corporate	30.1	20.5	88.9	56.9
Total	$102.9	$84.9	$351.0	$305.9

Earnings (Loss) from operations:
Building Materials business:
East Group	$156.3	$136.0	$621.7	$522.1
West Group	101.1	103.1	385.2	471.3
Total Building Materials business	257.4	239.1	1,006.9	993.4
Magnesia Specialties	20.9	19.5	90.8	70.7
Corporate	(68.3)	(18.0)	(123.9)	(58.7)
Total	$210.0	$240.6	$973.8	$1,005.4

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(Dollars in millions)

	Three Months Ended				Year Ended
	December 31				December 31
	2021		2020		2021		2020
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Total revenues:
Building Materials business:
Products and services:
Aggregates	$827.0		$677.2		$3,058.5		$2,769.3
Cement	136.1		120.8		494.5		452.5
Ready mixed concrete	321.3		262.7		1,145.8		952.1
Asphalt and paving	170.7		76.8		514.2		331.7
Less: Interproduct sales	(117.8)		(83.4)		(403.0)		(294.4)
Products and services	1,337.3		1,054.1		4,810.0		4,211.2
Freight	85.5		63.1		305.3		276.0
Total Building Materials business	1,422.8		1,117.2		5,115.3		4,487.2
Magnesia Specialties:
Products and services	67.6		56.8		274.7		220.9
Freight	6.0		5.6		24.0		21.8
Total Magnesia Specialties	73.6		62.4		298.7		242.7
Total	$1,496.4		$1,179.6		$5,414.0		$4,729.9

Gross profit (loss):
Building Materials business:
Products and services:
Aggregates	$217.1	26.2%	$208.2	30.7%	$904.8	29.6%	$848.5	30.6%
Cement	55.8	41.0%	53.7	44.5%	157.0	31.8%	170.9	37.8%
Ready mixed concrete	25.7	8.0%	22.9	8.7%	95.6	8.3%	79.6	8.4%
Asphalt and paving	19.8	11.6%	13.9	18.1%	79.2	15.4%	60.4	18.2%
Products and services	318.4	23.8%	298.7	28.3%	1,236.6	25.7%	1,159.4	27.5%
Freight	1.6	NM	0.1	NM	3.3	NM	0.4	NM
Total Building Materials business	320.0	22.5%	298.8	26.7%	1,239.9	24.2%	1,159.8	25.8%
Magnesia Specialties:
Products and services	25.9	38.4%	24.3	42.8%	110.4	40.2%	89.6	40.6%
Freight	(1.0)	NM	(0.9)	NM	(3.9)	NM	(4.1)	NM
Total Magnesia Specialties	24.9	34.0%	23.4	37.5%	106.5	35.6%	85.5	35.2%
Corporate	1.8	NM	3.2	NM	2.0	NM	7.5	NM
Total	$346.7	23.2%	$325.4	27.6%	$1,348.4	24.9%	$1,252.8	26.5%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(in millions)

	December 31	December 31
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$258.4	$207.3
Restricted cash	0.5	97.1
Accounts receivable, net	774.0	575.1
Inventories, net	752.6	709.0
Current assets held for sale	102.2	9.8
Other current assets	137.9	70.0
Property, plant and equipment, net	6,338.0	5,242.3
Intangible assets, net	4,559.4	2,922.0
Operating lease right-of-use assets, net	426.7	453.0
Noncurrent assets held for sale	616.9	—
Other noncurrent assets	426.4	295.2
Total assets	$14,393.0	$10,580.8

LIABILITIES AND EQUITY
Current liabilities held for sale	7.5	0.3
Other current liabilities	745.1	499.0
Long-term debt (excluding current maturities)	5,100.8	2,625.8
Noncurrent liabilities held for sale	53.5	—
Other noncurrent liabilities	1,948.5	1,562.4
Total equity	6,537.6	5,893.3
Total liabilities and equity	$14,393.0	$10,580.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(in millions)
	Twelve Months Ended
	December 31
	2021	2020
Cash Flows from Operating Activities:
Consolidated net earnings	$702.8	$721.1
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	451.7	393.5
Stock-based compensation expense	43.0	30.0
Gains on divestitures and sales of assets	(21.7)	(73.0)
Deferred income taxes, net	92.2	43.8
Other items, net	(14.9)	2.1
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(194.4)	6.1
Inventories, net	73.2	(19.3)
Accounts payable	109.8	(34.0)
Other assets and liabilities, net	(104.0)	(20.2)
Net Cash Provided by Operating Activities	1,137.7	1,050.1

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(423.1)	(359.7)
Acquisitions, net of cash acquired	(3,109.2)	(65.1)
Proceeds from divestitures and sales of assets	42.8	142.3
Investments in life insurance contracts, net	14.9	(111.2)
Other investing activities, net	—	(16.0)
Net Cash Used for Investing Activities	(3,474.6)	(409.7)

Cash Flows from Financing Activities:
Borrowings of long-term debt	2,896.7	628.1
Repayments of long-term debt	(420.1)	(777.1)
Debt issuance costs	(7.5)	(2.0)
Payments on finance lease obligations	(11.1)	(3.5)
Dividends paid	(147.8)	(140.3)
Repurchases of common stock	—	(50.0)
Distributions to owners of noncontrolling interest	(0.6)	—
Proceeds from exercise of stock options	1.3	2.3
Shares withheld for employees’ income tax obligations	(19.5)	(14.5)
Net Cash Provided by (Used for) Financing Activities	2,291.4	(357.0)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(45.5)	283.4
Cash, Cash Equivalents and Restricted Cash, beginning of year	304.4	21.0
Cash, Cash Equivalents and Restricted Cash, end of year	$258.9	$304.4

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2021		December 31, 2021
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
East Group	13.8%	(0.7%)	8.3%	1.6%
West Group	30.5%	6.1%	7.2%	3.1%
Total aggregates operations (2)	19.7%	1.4%	7.9%	2.1%
Organic aggregates operations (3)	9.3%	2.8%	3.8%	2.9%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in millions)	2021	2020	2021	2020
East Group	33.3	29.2	128.5	118.7
West Group	20.9	16.0	72.7	67.8
Total aggregates operations (2)	54.2	45.2	201.2	186.5

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.
(2) Total aggregates operations include acquisitions from the date of acquisition and divestitures through the date of disposal.
(3) Organic aggregates operations exclude volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Shipments (in millions)
Aggregates tons - external customers	49.1	41.9	184.2	173.9
Internal aggregates tons used in other product lines	5.1	3.3	17.0	12.6
Total aggregates tons	54.2	45.2	201.2	186.5

Cement tons - external customers	0.7	0.7	2.5	2.7
Internal cement tons used in other product lines	0.4	0.4	1.5	1.3
Total cement tons	1.1	1.1	4.0	4.0

Ready mixed concrete - cubic yards	2.8	2.3	10.0	8.4

Asphalt tons - external customers	1.8	0.2	5.1	0.8
Internal asphalt tons used in road paving business	0.5	0.5	2.0	2.5
Total asphalt tons	2.3	0.7	7.1	3.3

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$15.09	$14.88	$15.08	$14.77
Cement (per ton)	$127.26	$114.00	$122.14	$113.88
Ready mixed concrete (per cubic yard)	$116.58	$113.07	$115.14	$113.57
Asphalt (per ton)	$52.38	$48.05	$49.96	$48.00

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition-related expenses; and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

A Reconciliation of Net Earnings from Continuing Operations Attributable to Martin Marietta to Adjusted EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Net earnings from continuing operations attributable to Martin Marietta	$156.3	$183.0	$702.0	$721.0
Add back:
Interest expense, net of interest income	42.8	28.4	142.4	117.6
Income tax expense for controlling interests	11.5	25.2	153.1	168.2
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	128.4	98.5	442.5	386.0
Acquisition-related expenses	39.8	—	57.9	—
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	14.9	—	30.6	—
Adjusted EBITDA	$393.7	$335.1	$1,528.5	$1,392.8

A Reconciliation of the GAAP Measure to 2022 Adjusted EBITDA Guidance Range is as follows:

(in millions)	Low Point of Range	High Point of Range
Net earnings from continuing operations attributable to Martin Marietta	$805.0	$915.0
Add back:
Interest expense	170.0	165.0
Taxes on income	225.0	235.0
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	500.0	485.0
Adjusted EBITDA	$1,700.0	$1,800.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Adjusted gross profit and adjusted gross margin represent non-GAAP financial measures and exclude the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. Management presents these measures for investors and analysts to evaluate and forecast the Company’s results, as the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting is nonrecurring.

A Reconciliation of Gross Profit in Accordance with GAAP to Adjusted Gross Profit is as follows:

	Three Months Ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Consolidated gross profit in accordance with GAAP	$346.7	$325.4	$1,348.4	$1,252.8
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	14.9	—	30.6	—
Adjusted consolidated gross profit	$361.6	$325.4	$1,379.0	$1,252.8

A Reconciliation of Aggregates Product Gross Profit in Accordance with GAAP to Adjusted Aggregates Product Gross Profit and Adjusted Aggregates Product Gross Margin is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Aggregates product gross profit in accordance with GAAP	$217.1	$208.2	$904.8	$848.5
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	13.4	—	25.4	—
Adjusted aggregates product gross profit	$230.5	$208.2	$930.2	$848.5

Aggregates products and services revenues	$827.0	$677.2	$3,058.5	$2,769.3
Adjusted aggregates product gross margin	27.9%	30.7%	30.4%	30.6%

A Reconciliation of Asphalt and Paving Products and Services Gross Profit in Accordance with GAAP to Adjusted Asphalt and Paving Products and Services Gross Profit and Adjusted Asphalt and Paving Products and Services Gross Margin is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Asphalt and paving products and services gross profit in accordance with GAAP	$19.8	$13.9	$79.2	$60.4
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	1.5	—	5.2	—
Adjusted asphalt and paving products and services gross profit	$21.3	$13.9	$84.4	$60.4

Asphalt and paving products and services revenues	$170.7	$76.8	$514.2	$331.7
Adjusted asphalt and paving products and services gross margin	12.5%	18.1%	16.4%	18.2%

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Adjusted earnings from operations and adjusted earnings per diluted share from continuing operations represent non-GAAP financial measures and exclude the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and acquisition-related expenses. Management presents these measures for investors and analysts to evaluate and forecast the Company’s results, as the impact of selling acquired inventory after its markup to fair values as part of acquisition accounting and acquisition-related expenses are nonrecurring.

A Reconciliation of Consolidated Earnings from Operations in Accordance with GAAP to Adjusted Consolidated Earnings from Operations is as follows:

	Three Months Ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Consolidated earnings from operations in accordance with GAAP	$210.0	$240.6	$973.8	$1,005.4
Add back:
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	14.9	—	30.6	—
Acquisition-related expenses	39.8	—	57.9	—
Adjusted consolidated earnings from operations	$264.7	$240.6	$1,062.3	$1,005.4

A Reconciliation of Earnings Per Diluted Share from Continuing Operations in Accordance with GAAP to Adjusted Earnings Per Diluted Share from Continuing Operations is as follows:

	Three Months Ended
	December 31, 2021				December 31, 2020
	Pretax	Income Tax	After-Tax	Per Share	Per Share
	(in millions, except per share)
Earnings per diluted share from continuing operations in accordance with GAAP				$2.49	$2.93
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	$14.9	$(3.0)	$11.9	0.18	—
Acquisition-related expenses	$39.8	$(9.9)	$29.9	0.48	—
Adjusted earnings per diluted share from continuing operations				$3.15	$2.93

	Year Ended
	December 31, 2021				December 31, 2020
	Pretax	Income Tax	After-Tax	Per Share	Per Share
	(in millions, except per share)
Earnings per diluted share from continuing operations in accordance with GAAP				$11.21	$11.54
Impact of selling acquired inventory after its markup to fair value as part of acquisition accounting	$30.6	$(7.2)	$23.4	0.37	—
Acquisition-related expenses	$57.9	$(14.2)	$43.7	0.70	—
Adjusted earnings per diluted share from continuing operations				$12.28	$11.54

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Mix-adjusted average selling price (mix-adjusted ASP) is a non-GAAP measure that excludes the impact of period-over-period product, geographic and other mix on the average selling price. Mix-adjusted ASP is calculated by comparing current-period shipments to like-for-like shipments in the comparable prior period. Management uses this metric to evaluate the realization of pricing increases and believes this information is useful to investors. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended
	December 31,
	2021	2020
East Group - Aggregates:
Reported average selling price	$15.37	$15.48
Adjustment for unfavorable impact of product, geographic and other mix	0.53
Mix-adjusted average selling price	$15.90

Reported average selling price variance	(0.7%)
Mix-adjusted ASP variance	2.7%

West Group - Aggregates:
Reported average selling price	$14.64	$13.80
Adjustment for favorable impact of product, geographic and other mix	(0.48)
Mix-adjusted average selling price	$14.16

Reported average selling price variance	6.1%
Mix-adjusted ASP variance	2.6%

Cement:
Reported average selling price	$127.26	$114.00
Adjustment for favorable impact of product, geographic and other mix	(2.03)
Mix-adjusted average selling price	$125.23

Reported average selling price variance	11.6%
Mix-adjusted ASP variance	9.9%

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